Exhibit 99.1

Array BioPharma Reports Financial Results for the Third Quarter of Fiscal 2010

BOULDER, Colo.--(BUSINESS WIRE)--May 3, 2010--Array BioPharma Inc. (Nasdaq: ARRY) today reported financial results for the third quarter of fiscal 2010.

Array reported increased revenue of $18.4 million for the third quarter of fiscal 2010, compared to revenue of $6.0 million for the same period in fiscal 2009. Array spent $17.7 million for proprietary research and development during the quarter to advance its wholly-owned drugs in clinical development and discovery programs. This compares to $20.0 million spent for research and development during the third quarter of fiscal 2009. Array’s net loss improved to $15.2 million, or ($0.30) per share, for the third quarter, compared to a net loss of $29.6 million, or ($0.62) per share, for the third quarter in fiscal 2009. Array ended the third quarter of fiscal 2010 with $100.3 million in cash, cash equivalents and marketable securities. The March 31, 2010 cash balance does not include initial payments totaling $45 million from Novartis International Pharmaceutical Ltd. to be paid during Array’s fourth quarter under a License Agreement signed by Array and Novartis after March 31, 2010.

Array reported revenue of $35.9 million for the nine-month period ended March 31, 2010, compared to revenue of $19.5 million for the same period in fiscal 2009. Net loss for the nine months ended March 31, 2010, was $61.8 million, or ($1.25) per share, compared to a net loss of $101.1 million, or ($2.12) per share, reported in the same nine-month period in fiscal 2009.

“Our recent deals with Novartis and Amgen provide Array with $105 million in initial payments, over $1 billion in potential milestone payments, double digit royalties and commercial co-detailing rights,” said Robert E. Conway, Chief Executive Officer. “We now have eight partnered drugs in clinical development and three significant discovery collaborations, with potential upside of $2.5 billion in milestone payments and royalties that reach double digits. Based on our current assumptions, our analysis of the estimated risk-adjusted net present value of this potential income from our partnered drugs alone significantly exceeds the current market capitalization of the Company. This is in addition to what we believe is our most valuable asset: our exciting pipeline of 100% Array-owned drugs.”

SUMMARY OF RECENT PROGRESS

Array partners with Novartis in cancer – MEK162 (ARRY-162) – MEK inhibitor:

  Array partnered with Novartis for the worldwide development of the small-molecule MEK inhibitors MEK162 (ARRY-162), currently in a Phase 1 cancer trial, its back-up, MEK300 (ARRY-300), and other MEK inhibitors. Array will initially receive $45 million in the fourth quarter ending June 30, 2010, comprising an upfront and milestone payment, and is eligible to receive an additional $422 million if certain clinical, regulatory and commercial milestones are achieved. In addition, Array plans to co-develop MEK162 in one or more specific indications and fund a portion of development costs. The agreement provides Array with double-digit royalties on sales of approved drugs outside of the U.S., with a significantly higher royalty rate for U.S. sales provided that Array meets its co-funding obligations. Array also has a co-detailing right in the U.S. for approved drugs.
  Array will continue to advance MEK162 into an expansion phase of a Phase 1 trial at the maximum tolerated dose in biliary tract cancer patients at ten clinical sites in North America. The expansion study is designed to evaluate safety, pharmacokinetics and pharmacodynamics of MEK162 in patients with biliary tract cancer.

Partnerships advance with Amgen, Genentech, Celgene and InterMune:

Amgen collaboration AMG 151 / ARRY-403 – GK activator for type 2 diabetes: Array continued a Phase 1 multiple ascending dose clinical trial in patients with type 2 diabetes, with AMG 151 / ARRY-403, a small-molecule glucokinase activator that Array partnered with Amgen Inc. in December 2009. Array also continued a research program, which is being funded by Amgen, to identify and advance second-generation glucokinase activators.

Genentech collaboration: Array received $3.75 million from Genentech during Array’s third quarter for achieving milestones on two undisclosed programs.

Celgene Research Programs - c-fms, TYK2, PDGFR: Celgene announced for the first time progress on three Array-partnered research programs during their research and development event on April 8, 2010: c-fms (oncology), TYK2 (inflammation) and PDGFR (inflammation). Celgene reported that all three programs have the possibility of entering clinical development over the next 12 to 24 months. Under the terms of Array’s agreement with Celgene, Celgene has the option to select two of the programs and Array would retain rights to the third program.

InterMune announces positive danoprevir (RG7227 and ITMN-191) results:

InterMune, Inc. announced top-line results from a planned week 12 interim analysis of the Phase 2b randomized, partially-blind study evaluating the hepatitis C virus protease inhibitor danoprevir, also known as RG7227 / ITMN-191, which was coinvented by Array and InterMune. Danoprevir was administered for 12 weeks in combination with PEGASYS® (pegylated interferon alfa-2a) and COPEGUS® (ribavirin), compared with placebo for the same duration plus PEGASYS and COPEGUS. InterMune reported that results from the 12-week study indicate danoprevir plus PEGASYS and COPEGUS are capable of achieving complete Early Virologic Response rates as high at 90 percent.

Array advances four clinical programs for the treatment of cancer:

ARRY-520 – KSP inhibitor for AML and MM: Array continued a Phase 1 trial of ARRY-520, a novel KSP inhibitor, in patients with solid tumors and two Phase 1/2 trials in patients with acute myelogenous leukemia and multiple myeloma.

ARRY-614 - p38/Tie-2 Inhibitor for MDS: Array continued dosing patients with myelodysplastic syndrome in a Phase 1 trial with ARRY-614 to determine the safety, maximum tolerated dose, pharmacokinetics and preliminary estimates of efficacy of the compound in this patient population.

ARRY-543 - ErbB family inhibitor for solid tumors: Array achieved the maximum tolerated dose of ARRY-543 in three Phase 1b trials of ARRY-543 in combination with Xeloda® (capecitabine), Taxotere® (docetaxel) and Gemzar® (gemcitabine), respectively. Trial results will be disclosed at an appropriate scientific conference over the next year.

ARRY-380 – HER2 oral, selective inhibitor for cancer: Array continued dose escalation in a Phase 1 trial to evaluate the safety, maximum tolerated dose and pharmacokinetics of ARRY-380 in patients with advanced cancer.

Array will hold a conference call on Tuesday, May 4, 2010, at 9:00 a.m. Eastern time to discuss these results. Robert E. Conway, Chief Executive Officer, and Michael Carruthers, Chief Financial Officer, will lead the call.

Conference Call Information
Date: Tuesday, May 4, 2010
Time: 9:00 a.m. Eastern time
Toll-Free: 888-437-9315
Toll: 719-325-2138
Pass Code: 1485835
Webcast: www.arraybiopharma.com

A replay of the call will be available as a webcast on www.arraybiopharma.com and by phone for one week by dialing toll-free 888-203-1112 or 719-457-0820. The access code is 1485835.

About Array BioPharma

Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small-molecule drugs to treat patients afflicted with cancer and inflammatory diseases. Our proprietary drug development pipeline includes clinical candidates that are designed to regulate therapeutically important target proteins and are aimed at significant unmet medical needs. For more information on Array, please go to www.arraybiopharma.com.

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about our potential to earn future milestone and royalty payments under our collaboration agreements, the estimated net present value of this potential income, the potential for the results of ongoing preclinical and clinical trials to support regulatory approval or the marketing success of a drug candidate, our ability to partner our proprietary drug candidates for up front fees, milestone and/or royalty payments, and our future plans to progress, develop our proprietary programs and the plans of our collaborators to progress and develop programs we have licensed to them. These statements involve significant risks and uncertainties, including those discussed in our most recent annual report filed on form 10-K, in our quarterly reports filed on Form 10-Q, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, our ability to continue to fund and successfully progress internal research and development efforts and to create effective, commercially viable drugs; our ability to effectively and timely conduct clinical trials in light of increasing costs and difficulties in locating appropriate trial sites and in enrolling patients who meet the criteria for certain clinical trials; risks associated with our dependence on third-party service providers to successfully conduct clinical trials within and outside the United States; our ability to achieve and maintain profitability and maintain sufficient cash resources; the extent to which the pharmaceutical and biotechnology industries are willing to in-license drug candidates for their product pipelines and to collaborate with and fund third parties on their drug discovery activities; our ability to out-license our proprietary candidates on favorable terms; risks associated with our dependence on our collaborators for the clinical development and commercialization of our out-licensed drug candidates; the ability of our collaborators and of Array BioPharma Inc. to meet objectives tied to milestones and royalties; our ability to attract and retain experienced scientists and management. We are providing this information as of May 3, 2010. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

Array BioPharma Inc.
Condensed Statements of Operations
(Unaudited)
(in thousands, except per share amounts)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2010	2009	2010	2009

Revenue
Collaboration revenue	$5,396	$4,399	$14,874	$13,427
License and milestone revenue	12,980	1,639	21,036	6,047
Total revenue	18,376	6,038	35,910	19,474

Operating expenses
Cost of revenue	7,946	5,515	19,103	15,698
Research and development for proprietary
drug discovery	17,692	20,029	55,997	68,248
General and administrative	4,264	4,461	12,938	13,435
Total operating expenses	29,902	30,005	88,038	97,381

Loss from operations	(11,526)	(23,967)	(52,128)	(77,907)

Other income (expense)
Impairment of marketable securities	-	(3,381)	(217)	(17,742)
Gain (loss) on sale of marketable securities	357	-	1,521	-
Interest income	164	412	726	1,823
Interest expense	(4,152)	(2,674)	(11,685)	(7,289)
Total other income (expense)	(3,631)	(5,643)	(9,655)	(23,208)

Net loss	$(15,157)	$(29,610)	$(61,783)	$(101,115)

Weighted average shares outstanding -
basic and diluted	50,697	48,068	49,403	47,747

Net loss per share - basic and diluted	$(0.30)	$(0.62)	$(1.25)	$(2.12)

Summary Balance Sheet Data
(in thousands)

	March 31,	June 30,
	2010	2009

Cash, cash equivalents and marketable securities	$100,336	$57,488
Property, plant and equipment, gross	$84,130	$83,683
Working capital (deficit)	$21,479	$(5,378)
Total assets	$131,479	$95,055
Long-term debt, net	$111,238	$68,170
Stockholders' deficit	$(109,491)	$(73,701)

CONTACT:
Array BioPharma Inc.
Tricia Haugeto, 303-386-1193
thaugeto@arraybiopharma.com